EXHIBIT 10.27

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made this 8th day of December 2006 by and between Thomas J. Sukay (“Sukay”), Willow Financial Bancorp, Inc., a Pennsylvania corporation (the “Company”), and Willow Financial Bank, a federally chartered savings bank and wholly-owned subsidiary of the Company (the “Bank”).  The Company and the Bank may hereinafter be referred to collectively as the “Companies”.

W I T N E S S E T H:

WHEREAS, the Boards of Directors of the Companies previously have determined that it is in the Companies’ best interest to reduce the size of their Boards or Directors; and

WHEREAS, Sukay serves as a member of the Board of Directors of each of the Company and the Bank; and

WHEREAS, Sukay’s ability to continue to devote the time and attention necessary in his capacity as a Director of the Companies has become burdensome due to the professional demands of Sukay’s business affairs as well as the extensive travel required in order for Sukay to attend meetings at the Companies; and

WHEREAS, the parties believe it is in their mutual best interest for Sukay to resign from the Boards of Directors of the Companies;

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and intending to be legally bound, the parties agree as follows:

1.             Resignation as a Director.  Effective as of the date first above written, Sukay hereby resigns his positions as a director of the Company, the Bank and any of their respective subsidiaries.

2.             Payment to Sukay.  In recognition of his past service as a director and his willingness to facilitate the efforts of the Company and the Bank to reduce the size of their respective Boards, the Company is paying to Sukay the amount of $56,193 in a lump sum by wire transfer of immediately available funds, in full satisfaction of all obligations of the Company and the Bank for Sukay’s services as a director.

3.             Stock Benefit Plans.  It is acknowledged that no additional arrangements are being provided by the Company or the Bank to Sukay under the Company’s 2005 Recognition and Retention Plan (the “RRP”) and that awards for 1,935 restricted shares of Company common stock previously made by the Company to Sukay, none of which have vested or been earned, shall not accelerate or be deemed earned and are intended to be forfeited in accordance with the terms of the RRP as of the date hereof.  The parties hereto acknowledge and agree that Sukay shall not participate in any of the Company’s RRP or stock option plans subsequent to the date hereof.

4.             Indemnification.  The Company and the Bank agree to indemnify, defend and hold Sukay harmless against any judicial or administrative proceeding, or threatened proceeding, whether civil or criminal, to which Sukay is a party or threatened to be made a party by reason of Sukay having served as a director of the Company or the Bank or any subsidiary thereof, and to advance expenses to Sukay in respect of any such proceeding or threatened proceeding, to the fullest extent authorized by the articles of incorporation, charter, bylaws or other governing instrument of the Company or the Bank, in each case as in effect on the date of this

Agreement and regardless of any future amendment or repeal of any of the foregoing, and applicable law and regulations.

5.             Confidentiality; Non-Disparagement.

(a)           No disclosure of the contents of this Agreement shall be made by either party to this Agreement without the prior written consent of the other party; provided that such disclosure (including disclosures contained in Company press releases and regulatory filings) may be made as required in accordance with federal securities law and regulations.

(b)           Sukay agrees not to make, either directly or indirectly, or cause to be made, either directly or indirectly, by any other person or entity, any statement or comment, whether oral, written, electronic or otherwise, or to take any other action which disparages or criticizes the Company or the Bank,  their present or former directors, officers, employees, management, practices or services, or which disrupts or impairs or could disrupt or impair the operations of the Company or the Bank, where such statements, comments or action are based upon Sukay’s service as a director of the Company or the Bank or knowledge gained as a result of such service.  The Company and the Bank agree not to make, either directly or indirectly, or cause to be made, either directly or indirectly, by any other person or entity, or permit to be made by any director, officer, employee or representative of the either of them, any statement or comment, whether oral, written, electronic or otherwise, or to take any other action which disparages or criticizes Sukay where such statements, comments or actions are based upon Sukay’s service as a director of the Company or the Bank.

(c)           Promptly after execution of this Agreement, the Company and the Bank shall issue a press release announcing Sukay’s departure from the Company’s and Bank’s Boards of Directors, the form of which previously has been reviewed, and agreed to, by Sukay.

6.             Release of the Company and Bank and Related Parties.  For, and in consideration of the commitments made herein by the Company and Bank, including specifically the release in Section 7 below, Sukay, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge the Company and Bank and their respective subsidiaries, affiliates, stockholders, attorneys, officers, directors, agents, employees, successors and assigns, and any other party associated with the Company or the Bank (the “Released Parties”), to the fullest extent permitted by applicable law, from any and all claims, rights, demands, actions, liabilities, obligations, causes of action of any and all kinds, nature and character whatsoever, known or unknown, in any way connected with his service as a director of the Company or the Bank or termination thereof.  Notwithstanding the foregoing, Sukay does not release the Company or the Bank from its indemnification obligations referenced in Section 4 hereof or from any claims arising out of any breach of this Agreement.

7.             Release of Sukay.  For, and in consideration of the commitments made herein by Sukay, including specifically the release in Section 6 above, the Company and the Bank, for themselves, and for their respective successors and assigns do hereby release completely and forever discharge Sukay and his heirs, successors and assigns, to the fullest extent permitted by applicable law, from any and all claims, rights, demands, actions, liabilities, obligations, causes of action of any kinds, nature and character whatsoever, known or unknown, in any way connected with Sukay’s position as a director of the Company or the Bank. Notwithstanding anything in the foregoing to the contrary, the Company and the Bank do not release Sukay from claims arising out of any breach of this Agreement.

8.             Amendment and Waiver.  The terms of this Agreement may not be modified other than in a writing signed by the parties.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition for the future or as to any act other than that specifically waived.

9.             Notices.  All notices, demands, consents or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given when: (i) personally delivered, or (ii) sent postage prepaid by registered or certified mail, return receipt requested, such receipt showing delivery to have been made, or (iii) sent overnight by prepaid receipt courier addressed as follows:

If to Sukay:	Thomas J. Sukay
8735 Gleneagle Way
Naples, Florida 34120

If to the Company

or the Bank:	Willow Grove Financial Bancorp, Inc. 170 South Warner Road, Suite 300 Wayne, Pennsylvania 19087
Attention:	Donna M. Coughey President and Chief Executive Officer

10.           Entire Agreement.  This Agreement incorporates the entire understanding among the parties relating to the subject matter hereof, recites the sole consideration for the promises exchanged with respect to the subject matter hereof.  In reaching this Agreement, no party has relied upon any representation or promise except those set forth herein.

11.           Invalid Provisions: If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

12.           Bind and Inure.  This Agreement shall be binding upon and inure to the benefit of the Company and the Bank and Sukay and their respective heirs and/or successors and permitted assigns.

13.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent that applicable federal law preempts the laws of Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by their duly authorized representatives and Sukay has executed this Agreement, all as of the day and year first above written.

WITNESSES:

WILLOW FINANCIAL BANCORP, INC.

/s/ Joseph T. Crowley	By:	/s/ Donna M. Coughey
Joseph T. Crowley		Donna M. Coughey
President and Chief Executive Officer

WILLOW FINANCIAL BANK

/s/ Joseph T. Crowley	By:	/s/ Donna M. Coughey
Joseph T. Crowley		Donna M. Coughey
President and Chief Executive Officer

/s/ Janice L. Sukay		/s/ Thomas J. Sukay
Janice L. Sukay		Thomas J. Sukay